------                                                                                              --------------------------------
FORM 4                                     UNITED STATES SECURITIES AND EXCHANGE COMMISSION                  OMB APPROVAL
------                                                  WASHINGTON, D.C. 20549                      --------------------------------
                                                                                                    OMB Number:           3235-0287
[ ] Check this box if no longer              STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP           Expires:       January 31, 2005
    subject to Section 16. Form 4                                                                   Estimated average burden
    or Form 5 obligations may                                                                       hours per response..........0.5
    continue. See Instruction 1(b)                                                                  --------------------------------


             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(h) of the Investment Company Act of 1940

(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person* 2. Issuer Name and Ticker or Trading Symbol         6. Relationship of Reporting
                                                                                                Person to Issuer
                                                                                                (Check all applicable)
   Granito  Michael      R.                 Quick-Med Technologies, Inc. QMDT
--------------------------------------------------------------------------------------------
   (Last)   (First)   (Middle)           3. IRS Identifi-   4. Statement for Month/Day/Year   [X] Director  [X] 10% Owner
                                            cation Number                                     [X] Officer   [ ] Other
                                            of Reporting                                         (give title   (specify below)
                                            Person, if an                                         below)
                                            entity
                                            (voluntary)
   30 East 37th Street                                              November 8, 2002             Chairman
---------------------------------------                     ------------------------------------------------------------------------
        (Street)                                            5. If Amendment, Date of         7. Individual or Joint/Group Filing
                                                               Original (Month/Day/Year)       (check applicable line)

                                                                                             [X] Form Filed by One Reporting Person
                                                                                             [ ] Form Filed by More than One
   New York    NY       10016                                                                    Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
   (City)   (State)     (Zip)
                                        Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1. Title     2. Trans-  2A.Deemed   3.Trans-    4. Securities Acquired (A)        5. Amount of     6. Ownership Form:  7. Nature of
   of           action     Execution  action       or Disposed of (D)                Securities       Direct (D) or       Indirect
   Security     Date       Date,if    Code         (Instr. 3,4 and 5)                Beneficially     Indirect (I)        Beneficial
   (Instr.3)               any        (Instr.8)                                      Owned Following  (Instr. 4)          Ownership
                          (Month/Day/                                                Reported                             (Instr. 4)
               (Month/     Year)                                                     Transaction(s)
               Day/Year)                                                            (Instr. 3 and 4)
                                     --------------------------------------------
                                      Code    V    Amount   (A) or (D) Price
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock               11/08/02    P           2,500        A       2.89         3,190,000               D
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see instruction 4(b)(v).

                      Potential Persons who respond to the collection of information contained
                      In this form are not required to respond unless the form displays a currently valid OMB
                      control number.                                                                                        (Over)

FORM 4 (continued)

  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (E.G., puts, calls, warrants, options, convertible securities)

--------------------------------------------------------------------------------------
1. Title of    2. Conversion  3. Transaction  3A.Deemed   4. Transaction  5. Number of
   Derivative     or Exercise    Date            Execution   Code            Derivative
   Security       Price of       (Month/Day/     Date, if    (Instr. 8)      Securities
   (Instr. 3)     Derivative     Year)           any                         Acquired (A)
                  Security                       (Mo/Dy/Yr)                  or Disposed
                                                                             of (D)
                                                                             (Instr. 3, 4,
                                                                              and 5)
                                                             --------------------------------------
                                                             Code    V     (A)          (D)
---------------------------------------------------------------------------------------------------
Options to           (1)                                                    A
Purchase Common
Stock
---------------------------------------------------------------------------------------------------
Convertible         $1.00                                      P            A
Notes (2)
---------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------


FORM 4 (continued)

          Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                   (E.G., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------
  6. Date            7. Title and Amount   8. Price of    9. Number of   10. Ownership     11. Nature of
     Exercisable        of Underlying         Derivative     Derivative      Form of           Indirect
     and Expiration     Securities            Security       Securities      Derivative        Beneficial
     Date               (Instr. 3 and 4)                     Beneficially    Security:         Ownership
     (Month/Day/Year)                         (Instr. 5)     Owned Follow-   Direct (D) or     (Instr. 4)
                                                             ing Reported    Indirect (I)
                                                             Transactions(s) (Instr. 4)
                                                             (Instr. 4)
 ------------------------------------------
                                Amount
  Date     Expir-               or
  Exer-    ation                Number
  cisable  Date        Title    of Shares
-----------------------------------------------------------------------------------------------------------
 3/24/02   1/15/07    Common    200,000                         215,000           D
                      Stock
-----------------------------------------------------------------------------------------------------------
 7/01/02  12/31/03    Common    750,000                         750,000           D
                      Stock
-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------


Explanation of Responses:

(1) The exercise price of the options granted on March 25, 2002 is equal to 75% of the average closing bid price of Quick-Med stock during the first 60 days after commencement of trading.
(2) Mr. Granito has a convertible line of credit pursuant to which he will advance Quick-Med up to $750,000. Through October 31, 2002 he has advanced $690,000.




                      /s/ MICHAEL R. GRANITO              November 8, 2002
                      -------------------------------    ------------------
                      **Signature of Reporting Person           Date


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.